VLOV’s CEO and Chief Artistic Director Mr. Qingqing Wu
Receives China Fashion Week's 'Top Ten Fashion Designer Award'

XIAMEN, China, Nov. 1/PRNewswire-Asia/ -- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced that its CEO and Chief Artistic Director, Mr. Qingqing Wu, was awarded China Fashion Week's 'Top Ten Fashion Designer Award' for 2010.

Since its founding in 1997, China Fashion Week has held over 600 fashion shows, around 100 professional contests and 13 China Fashion Awards ceremonies. Well known throughout the industry, China Fashion Week serves as an internationally influential stage for fashion designers and brands alike to unveil the latest trends and showcase new designs. This year’s awards ceremony crowned a number of winners, including Annual Best Fashion Designer, Best Professional Model, China's Top 10 Fashion Designers, China's Top 10 Professional Models, Best Menswear Design, Best Womenswear Design, and the Top China Fashion Designer Award.

"I would like to thank China Fashion Week's Organizing Committee for recognizing my work," said Mr. Wu. "During the past year, we have successfully evolved and enhanced our VLOV brand image by offering more elegant, stylish and chic designs. I am proud to have received this Top Ten Fashion Designers award, which is a testament to the vision that we have for the VLOV brand”.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV-brand fashion-forward apparel for middle-class Chinese men. VLOV products are sold by distributors through multiple points of sale throughout China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

Company Contact:

Vlov, Inc.
Bennet Tchaikovsky, Chief Financial Officer
Tel: +1-310-622-4515
Email: bennet@vlov.net

Or

Investor Relations:
Howard Gostfrand
American Capital Ventures, Inc.
Tel: +1-305-918-7000
Email: hg@amcapventures.com